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                                   Exhibit A

RACEWAY VENTURES ACQUIRES MAJORITY STAKE IN MID-STATE RACEWAY

VERNON, NY - APRIL 12, 2004 - Raceway Ventures LLC announced today that it has purchased 50.2% of the outstanding capital stock in Mid-State Raceway, Inc. (Pink Sheets/MRWY) from Victoria Scott; and, warrants to purchase additional shares that would increase its ownership interest to 80.2% of the outstanding shares from All Capital LLC. Mid-State Raceway owns and operates Vernon Downs Racetrack, a harness racing facility, and the Miracle Isle Gaming Resort, both located in Vernon, New York.

Raceway Ventures LLC was recently formed to acquire an ownership interest in Mid-State Raceway, Inc. Steven F. Cohen, a Managing Member of Raceway Ventures, has been appointed President of Mid-State Raceway and its wholly owned subsidiary, Mid-State Development, Inc. Mr. Cohen, a management and operations consultant, has joined with Patrick Danan, a Florida architect and developer, and Frank Leo, an investor and businessman from New Jersey, to purchase the controlling interest in Vernon Downs. Their combined talents and interests give a unique perspective as how best to position the Miracle Isle Gaming Resort and Vernon Downs Racetrack as the dynamic gaming and entertainment venue in central New York.

"Our passion for horseracing as an institution to be valued and nurtured, as well as our experience in structuring and managing diverse organizations, should be instrumental in helping Vernon Downs achieve the successes it is capable of," said Mr. Cohen.

All Capital LLC undertook the challenge of establishing the infrastructure for a state-of-the-art video lottery terminal (VLT) Facility at Vernon Downs. Mid-State Raceway has filed a license to operate the VLT facility, with up to 1100 Las Vegas style electronic gaming devices, and anticipates the license to be issued shortly. In addition to managing the Vernon Downs Racetrack and the Miracle Isle Gaming Resort Hotel, Raceway Ventures looks forward to bringing the VLT facility to reality, which will




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preserve job opportunities and economic benefits for the citizens of Central
New York State, and is expected to generate continuing revenue contributions of approximately $100,000 per day that will benefit the education fund of the State of New York. The support of the New York Governor's office, the New York State legislature and assembly, the New York Racing and Wagering Board (NYRWB) and the Horsemen's Association continue to be instrumental in helping Mid-State Raceway reach these goals.

Mr. Cohen, one of several investors in Raceway Ventures, began with the Film Patrol at Pimlico Race Course in Baltimore, Maryland over 40 years ago. He worked with several European racetracks as a track operations consultant early in his career. Among his achievements, Mr. Cohen operated several major theater and entertainment venues in the greater Washington, D.C. area that targeted large numbers of travelers on organized tours of the Nation's Capitol. In addition to a Bachelor's degree from the University of Maryland in Social Psychology and a Master's degree from George Washington University in Organization Development, he is a Fellow of the advanced studies program at Johns Hopkins University with a specialty in Organizational Systems. He has a valid "receipt" from the NYRWB.

"We believe Vernon Downs and the Miracle Isle Gaming Resort have tremendous potential," said Mr. Cohen. "The track has a great history and the resort and VLT facility give us an opportunity for continuing growth and expansion. Most significantly, these facilities represent an important economic engine for central New York. Our obligation and commitment to our fellow shareholders, employees, the greater Vernon community and the citizens of New York State are paramount as we bring Vernon Downs and the Miracle Isle Gaming Resort and VLT facility to its full potential," added Mr. Cohen.

Prior to the acquisition transaction, Victoria Scott owned 50.2% of the capital stock of Mid-State Raceway and All Capital LLC, an entity controlled by Shawn Scott, owned warrants representing approximately 30% of the share capital in Mid-State Raceway. Following the purchase, the Scotts no longer own shares in Mid-State Raceway; however, Mr. Scott intends to continue with his licensing process in New York. The NYRWB has scheduled a hearing for Mr. Scott in that regard. "While I look forward to my hearing before the Racing and Wagering Board, I am very pleased that Raceway
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Ventures has stepped in and purchased the controlling interest of Mid-State
Raceway. "I know its ownership will be a benefit to the track and to the community at large," said Mr. Scott. During the transition period Mr. Dennis O. Dowd, designated as the general manager for racing at Vernon Downs under the management agreement with the NYRWB, will remain with the organization in that position.

Vernon Downs is one of eight racetracks in New York State that have been authorized to install VLTs at their facilities. On March 22, 2004, the NYRWB granted Vernon Downs a live racing license for the 2004 racing season, permitting 110 racing dates during the period April 23 through October 30. Additional dates may be added in mid-November. Mid-State Raceway is moving forward with its application for a video lottery agent's license that would permit VLT gaming.

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FORWARD LOOKING STATEMENTS. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect Raceway Ventures LLC's current views with respect to future events and financial performance. Such statements can be identified by the use of "may," "will," "should," "expect," "anticipate," "estimate," "continue," or other similar words. These statements are subject to known and unknown risks. Uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. When considering such forward-looking statements, the reader should keep in mind these risk factors and their possible implication.